Exhibit 99.3

Selected Financial Data

The following table sets forth summary consolidated financial data of Allscripts-Misys Healthcare Solutions, Inc. and its subsidiaries for periods presented below and earnings per share as adjusted for the retrospective application of the accounting guidance described below.

Effective June 1, 2009, we adopted accounting guidance which states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are considered participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that would otherwise have been available to common shareholders. The provisions of this guidance are retrospective. Restricted stock units awards granted by us to certain management-level employees participate in dividends on the same basis as common shares and are nonforfeitable by the holder. As a result, these restricted stock unit awards meet the definition of a participating security.

The selected consolidated financial data shown below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes that are not included in this report. The historical results are not necessarily indicative of results to be expected for any future period.

	Year Ended May 31,
	2009(1)	2008(1),(2)	2007(1),(2)	2006(1),(2)	2005(1),(2)
	(In thousands, except per-share data)
Consolidated Statements of Operations Data:
Revenue	$548,439	$383,771	$379,693	$381,736	$362,515
Cost of revenue	256,288	176,870	189,128	196,763	194,043

Gross profit	292,151	206,901	190,565	184,973	168,472
Operating expenses:
Selling, general and administrative expenses	199,902	117,566	121,101	112,135	105,825
Research and development	39,431	37,784	40,880	29,592	27,313
Amortization of intangibles	6,884	11,320	22,392	23,039	23,998

Income from operations	45,934	40,231	6,192	20,207	11,336
Interest expense	(2,162)	(296)	(272)	(184)	(114)
Interest and other income, net	626	219	94	32	818

Income before income taxes	44,398	40,154	6,014	20,055	12,040
Income tax expense	(18,376)	(14,755)	(2,160)	(7,519)	(4,891)

Net income	$26,022	$25,399	$3,854	$12,536	$7,149

Net income per share—basic and diluted, as adjusted (4)	$0.21	$0.31	$0.05	$0.15	$0.09

Weighted-average shares used in computing basic net income per share (4)	122,591	82,886	82,886	82,886	82,886

Weighted-average shares used in computing diluted net income per share (4)	127,012	82,886	82,886	82,886	82,886

Other Operating Data:
System sales	$98,469	$64,627	$71,368	$93,487	$96,772
Professional services	51,827	30,943	33,422	36,957	31,773
Maintenance	196,165	141,531	133,440	122,584	111,445
Transaction processing and other	187,557	146,670	141,463	128,708	122,525

Total software and services revenue	534,018	383,771	379,693	381,736	362,515
Prepackaged medications(3)	14,421	—	—	—	—

Total revenue	$548,439	$383,771	$379,693	$381,736	$362,515

	As of May 31,
	2009	2008	2007	2006	2005
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$73,426	$325	$1,370	$12,449	$19,702
Working capital	96,849	(6,776)	(33,875)	(27,060)	(13,332)
Goodwill and intangible assets, net	646,197	91,043	103,976	128,331	108,861
Total assets	952,656	179,268	171,247	199,148	186,880
Long-term debt and long-term capital lease obligations	63,699	548	944	1,448	922
Total stockholders’ equity	700,370	110,649	81,169	107,645	85,565

(1)	Results of operations for the year ended May 31, 2009 include the results of operations of legacy Misys Healthcare Systems, LLC (“MHS”) for the full year ended May 31, 2009 and the results of operations of legacy Allscripts Healthcare Solutions, Inc. are included from the completion of the merger between Allscripts and MHS on October 10, 2008 through May 31, 2009. Since the merger constitutes a reverse acquisition for accounting purposes, the pre-acquisition combined financial statements of MHS are treated as the historical financial statements of Allscripts. Results of operations for the years ended May 31, 2008, 2007, 2006, and 2005 are the results of operations of MHS only.
(2)	For the years ended May 31, 2008, 2007, 2006, and 2005, the basic and diluted share count includes only the shares issued to Misys plc in connection with the October 10, 2008 transactions. MHS did not have any shares outstanding prior to the merger, and therefore, the basic and diluted share count is comprised of the Allscripts shares issued on the October 10, 2008 acquisition date for all periods prior to the acquisition date as this reflects the Allscripts shares equivalent of MHS equity prior to the acquisition.
(3)	On March 16, 2009, Allscripts closed on the sale of its prepackaged medications business to A-S Medication Solutions LLC (“A-S”). Under terms of the sale, Allscripts received a total of $8,000 in cash consideration during its fourth quarter of fiscal 2009. In addition, Allscripts entered into a Marketing Agreement with A-S on March 16, 2009 which provides that Allscripts will earn annual fees for providing various marketing services of $3,600 per year over the five year term for an expected total of approximately $18,000, subject to reduction in certain circumstances. The results of operations for fiscal 2009 include the prepackaged medications business from the completion of the Transactions on October 10, 2008 through the March 16, 2009 closing of its sale to A-S. The prepackaged medications business has not been disclosed as discontinued operations due to Allscripts’ continued involvement with A-S through the Marketing Agreement.
(4)	Revised as a result of the retrospective application of accounting guidance related to participating securities as follows:

	Year Ended May 31,
	2009	2008	2007	2006	2005
	As adjusted
	(In thousands, except per-share data)
Basic Earnings per Common Share:
Net income	$26,022	$25,399	$3,854	$12,536	$7,149
Less: Income allocated to participating securities	(439)	—	—	—	—

Net income available to common shareholders	$25,583	$25,399	$3,854	$12,536	$7,149

Average common shares outstanding	122,591	82,886	82,886	82,886	82,886

	$0.21	$0.31	$0.05	$0.15	$0.09

Earnings per Common Share Assuming Dilution:
Net income	$26,022	$25,399	$3,854	$12,536	$7,149
Less: Income allocated to participating securities after consideration of dilutive effect of stock options and restricted stock unit awards and debentures	(432)	—	—	—	—
Add: Interest expense on debentures, net of tax	457	—	—	—	—

Net income available to common shareholders	$26,047	$25,399	$3,854	$12,536	$7,149

Average common shares outstanding	122,591	82,886	82,886	82,886	82,886
Dilutive effect of stock options and restricted stock units awards (including participating securities)	1,970	—	—	—	—
Dilutive effect of debentures	2,451	—	—	—	—

Average common shares outstanding assuming dilution	127,012	82,886	82,886	82,886	82,886

	$0.21	$0.31	$0.05	$0.15	$0.09

The predecessor company, Misys Healthcare Systems, LLC, did not have any shares outstanding prior to the merger, and therefore, the basic and diluted share count is comprised of the Allscripts shares issued on the October 10, 2008 acquisition date for all periods prior to the acquisition date. The predecessor company also had no such participating securities prior to the acquisition date. Based on these facts, there was no impact for the retroactive adoption of the accounting guidance for periods prior to the acquisition date.

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